Exhibit 99.1
NEWS RELEASE

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Constellation Brands Elects Susan Somersille Johnson
of SunTrust Banks, Inc. to its Board of Directors

VICTOR, N.Y., July 20, 2017 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, announced today that its board of directors increased the size of the board from 10 to 11 members. In addition, the board elected Susan Somersille Johnson, corporate executive vice president and chief marketing officer of SunTrust Banks, Inc., to serve as a member of the board, effective as of the close of business on July 18, 2017.
“We’re pleased to welcome Susan to the board of directors,” said Constellation’s Chairman of the Board Richard Sands. “Susan’s deep understanding of brand strategy and marketing, as well as her passion for technology, will make a great addition to Constellation as we continue to build on the existing strengths of our board and the company’s leadership position in total beverage alcohol.”
Since August 2014, Johnson has served as corporate executive vice president and chief marketing officer of SunTrust Banks, Inc., one of the nation’s largest and strongest financial services companies, where she oversees the company’s brand strategy, corporate and line of business marketing operations, and serves as a member of the Executive Leadership Team.
“I’m excited to join the board of one of the most dynamic and successful total beverage alcohol companies in the U.S.,” said Johnson. “I have tremendous respect for Richard and Rob Sands and the company they have built. I look forward to sharing and contributing ideas from my own experiences, and collaborating with and learning from the other board members.”
Prior to SunTrust, Johnson led global marketing for NCR Corporation, a world leader in consumer transaction technologies, where she successfully developed a marketing strategy that revitalized and repositioned the brand. She held positions in customer marketing at Nokia, product planning and management at Nuance Communications, and enterprise and retail product marketing at Fujitsu. Johnson began her career with Apple as a product manager where she developed the pricing strategy for new products in Japan.

In 2017, Johnson was named one of the “50 Most Powerful Women in Corporate America” by Black Enterprise Magazine, which honors female African-American C-Suite executives from the top 1,000 publicly traded U.S. corporations. She serves on the Board of Directors of Wise Individualized Student Experience (WISE) Services, which partners with high schools throughout the country to prepare students of all ability levels to succeed beyond high school by developing real world skills.
Johnson earned a bachelor’s degree in engineering sciences from Harvard University and an MBA from the Wharton School of the University of Pennsylvania.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B), a Fortune 500® company, is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Mexico, New Zealand, Italy and Canada. Constellation is the No. 3 beer company in the U.S. with high-end, iconic imported brands such as Corona Extra, Corona Light, Modelo Especial, Modelo Negra and Pacifico. The company’s beer portfolio also includes Ballast Point, one of the most awarded craft brewers in the U.S. In addition, Constellation is the world leader in premium wine, selling great brands that people love, including Robert Mondavi, Clos du Bois, Kim Crawford, Meiomi, Mark West, Franciscan Estate, Ruffino and The Prisoner. The company’s premium spirits brands include SVEDKA Vodka, Casa Noble Tequila and High West Whiskey.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, about 40 facilities and approximately 9,000 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

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Constellation Brands Elects
New Board Member

Susan Somersille Johnson
SunTrust Banks, Inc.